SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C. 20549



                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
                 Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported):
                       September 13, 1995



                    FIRST CHARTER CORPORATION
     (Exact name of registrant as specified in its charter)



 North Carolina              0-15829                 56-1355866
(State or other            (Commission              (IRS Employer
jurisdiction of           File Number)        Identification No.)
incorporation)


   22 Union Street, North, Concord, North Carolina 28026-0228
(Addresses, including zip codes, of principal executive offices)


                          (704)786-3300
      (Registrant's telephone number, including area code)

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Item 5    Other Events.

     On September 13, 1995, First Charter Corporation ("FCC") and
Bank of Union ("Union") entered into an Agreement and Plan of Merger dated September 13, 1995 (the "Merger Agreement"), pursuant to which Union will become a wholly owned subsidiary of FCC (the "Merger").

     Pursuant to the terms of the Merger Agreement, a newly formed subsidiary of FCC will merge with and into Union, with Union as the surviving corporation. At the effective time of the Merger (the "Effective Time"), each share (other than shares as to which dissenters' rights have been perfected and shares owned by FCC directly or indirectly for its own account) of Union common stock, $1.25 par value per share (the "Union Common Stock"), shall be converted into .75 shares of common stock, $5.00 par value per share (the "FCC Common Stock"), of FCC (the "Exchange Ratio"), with cash (without interest) to be paid in lieu of the issuance of fractional shares. As of September 13, 1995, Union had issued and outstanding 2,192,270 shares of Union Common
Stock.

     Under the provisions of North Carolina law, holders of Union Common Stock will be entitled to dissenters' rights with respect to payment for their shares of Union Common Stock provided that the Merger is consummated and such shareholders comply with the required statutory procedures. A Union shareholder who wishes to dissent from the Merger must not vote any shares of Union Common Stock in favor of the approval of the Merger Agreement.

     The transaction is structured to qualify as a tax-free reorganization and is anticipated to be accounted for as a pooling of interests.

     Consummation of the Merger is subject to certain conditions, including but not limited to (i) the approval of the shareholders of FCC and Union; (ii) the approvals of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the North Carolina Banking Commission and other applicable federal and state regulatory authorities; (iii) the receipt of fairness opinions, opinions of counsel and accountants; and (iv) the continued effectiveness of a registration statement related to the FCC Common Stock to be issued in the Merger.

     Immediately following the execution of the Merger Agreement, FCC and Union entered into a Stock Option Agreement dated
September 13, 1995, pursuant to which Union granted FCC an irrevocable option to purchase up to 436,261 shares (19.9% of the Union Common Stock outstanding, before giving effective to the exercise of the option) of Union Common Stock at a price of $9.00 per share (the "Union Option"). The number of shares of Union
Common Stock subject to the Union Option will be increased to the extent that Union issues additional shares of Union Common Stock (otherwise than pursuant to an exercise of the Union Option) such that the number of Union Option Shares continues to equal 19.9% of the Union Common Stock then issued and outstanding, without giving effect to the issuance of shares pursuant to an exercise of the Union Option. The Union Option was granted by Union as a condition of and in consideration for FCC's entering into the Merger Agreement. The Union Option is exercisable only upon the occurrence of certain events generally related to a change in control of or a material business combination by Union. The Union Option also allows the holder thereof to require that Union repurchase (at a price determined as specified in the Stock Option Agreement) the Union Option or the shares of Union Common Stock acquired pursuant to the exercise of the Union Option if certain conditions are met.

     The descriptions of the Merger Agreement and the Stock
Option Agreement are qualified in their entirety to the copies of such agreements included as Exhibits 99.1 and 99.2, respectively, and which are incorporated herein by reference.

     Union is a North Carolina state-chartered commercial bank with five banking offices in Union and Mecklenburg Counties, North Carolina. As of June 30, 1995, Union had total assets of approximately $134 million, total deposits of approximately $117 million and shareholders equity of approximately $11.1 million.

Item 7    Financial Statements and Exhibits.

     (c)  The following exhibits are filed herewith:

Exhibit No.    Description

   99.1        Agreement and Plan of Merger between First Charter
               Corporation and Bank of Union, dated September 13,
               1995

   99.2        Stock Option Agreement between First Charter
               Corporation, as grantee, and Bank of Union, as issuer, dated September 13, 1995

   99.3 Joint news release disseminated on September 13, 1995 by First Charter Corporation and Bank of
               Union

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              FIRST CHARTER CORPORATION

                              By:  /s/ LAWRENCE M. KIMBROUGH
                                   Lawrence M. Kimbrough
                                   President and Chief Executive
                                   Officer


                                        Dated: September 21, 1995

                          EXHIBIT INDEX


Exhibit No.    Description

   99.1        Agreement and Plan of Merger between First Charter
               Corporation and Bank of Union, dated September 13,
               1995

   99.2        Stock Option Agreement between First Charter
               Corporation, as grantee, and Bank of Union, as issuer, dated September 13, 1995

   99.3 Joint news release disseminated on September 13, 1995 by First Charter Corporation and Bank of
               Union